Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

CARROLS RESTAURANT GROUP, INC.,

CARROLS CORPORATION

and

FIESTA RESTAURANT GROUP, INC.

Dated as of April 24, 2012

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is made as of April 24, 2012, by and between Carrols Restaurant Group, Inc., a Delaware corporation (“CRG”), Carrols Corporation, a Delaware corporation (“Carrols”) and Fiesta Restaurant Group, Inc., a Delaware corporation (“Fiesta”) and, as of the date hereof, an indirect wholly-owned subsidiary of CRG. CRG and Fiesta are referred to herein as “Parties” or each individually as a “Party.”

WHEREAS, CRG, through the Fiesta Subsidiaries (as defined herein), is engaged in the business of owning, operating, and franchising Pollo Tropical and Taco Cabana restaurants, as described more fully in the Form 10 Registration Statement (as defined herein) (the “Transferred Business”);

WHEREAS, the board of directors of CRG (the “CRG Board”) has determined that it would be advisable and in the best interests of CRG and its stockholders for CRG’s wholly-owned subsidiary, Carrols Corporation (“Carrols”), to transfer to Fiesta (i) 100% of the ownership interests of the Fiesta Subsidiaries (as defined herein) and (ii) the Transferred Business Assets (as defined herein) as further described in the Separation and Distribution Agreement by and between CRG and Fiesta (the “Separation and Distribution Agreement”), of even date herewith (such transfers described in (i) and (ii) referred to as the “Contribution”);

WHEREAS, the CRG Board has determined that it would be advisable and in the best interest of CRG and its stockholders for Carrols to distribute to CRG, without any consideration being paid by CRG, all of the outstanding shares of Fiesta common stock (“Fiesta Shares”) owned by Carrols (the “Internal Distribution”);

WHEREAS, the CRG Board has determined that it would be advisable and in the best interests of CRG and its stockholders for CRG, after the completion of the Internal Distribution, to distribute on a pro rata basis to the holders of shares of CRG’s common stock (“CRG Shares”), without any consideration being paid by the holders of such CRG Shares, all of the Fiesta Shares owned by CRG as of the Distribution Date (as defined herein) (such distribution, the “External Distribution”);

WHEREAS, for federal income tax purposes, the Contribution and Internal Distribution, together with the other actions described in the Separation and Distribution Agreement, are intended to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, Sections 355(d), 355(e), and 355(f) of the Code);

WHEREAS, for federal income tax purposes, the External Distribution (collectively with the Contribution and Internal Distribution, the “Plan of Separation”) is intended to qualify for tax-free treatment under Sections 355 of the Code (including, without limitation, Sections 355(d) and 355(e) of the Code);

WHEREAS, in connection with the Plan of Separation, the Parties desire to set forth their agreement with respect to tax matters for taxable periods prior to and including the Distribution Date, in line with the following: (i) Fiesta is responsible for and shall pay all taxes attributable to the Fiesta Business and will indemnify CRG for these taxes, (ii) CRG is responsible for and shall pay all taxes to the extent such taxes are not attributable to the Fiesta Business and will indemnify Fiesta for these taxes, (iii) the Parties will cooperate to efficiently settle Audits, (iv) the Parties are restricted from taking certain actions that could cause the Internal Distribution, the External Distribution or certain internal transactions undertaken in anticipation of the Internal Distribution and External Distribution to fail to qualify for tax-free or tax-favored treatment, and each Party will be responsible for any taxes imposed as a result of the failure of the Internal Distribution, the External Distribution or the internal transactions to qualify for tax-favored treatment under the Code if such failure is attributable to certain post-distribution actions taken by that Party or in respect of that Party’s shareholders, and (v) the Parties will cooperate fully and share information with respect to the tax matters covered herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acting Party” has the meaning set forth in Section 5.3.

“Active Business” means the business conducted by each of the Active Business Entities (as defined herein) as of the Distribution Date.

“Active Business Entities” means the entities which conduct the active businesses described in the IRS Ruling, including the Burger King Business and the Hispanic Brands Business referred to therein.

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person. After the Distribution, Fiesta and CRG shall not be deemed to be under common Control for purposes hereof due solely to the fact that Fiesta and CRG have common stockholders.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Portion” means, with respect to CRG, the CRG Allocable Portion, and with respect to Fiesta, the Fiesta Allocable Portion.

“Audit” means any audit (including a determination of the status of qualified and non-qualified employee benefit plans), assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in Syracuse, New York.

“CRG” has the meaning set forth in the first paragraph of this Agreement.

“Code” has the meaning set forth in the recitals to this Agreement.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Control” means, as to any Person, the direct or indirect power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled by” and “under common Control” have correlative meanings.

“Controlling Party” means the Party controlling an Audit as provided in Section 9.2(a).

“CRG Allocable Portion” means the following:

(i) In the case of a subsequent net increase in Taxes due and payable with respect to a Tax Return for a Pre-Distribution Period for which Fiesta is the Responsible Party or is or would be the Controlling Party as a result of an amendment, Audit or Final Determination of said Tax Return, as applicable, the CRG Allocable Portion of the net increase in Taxes shall be the portion of said net increase attributable to CRG-Fiesta Entities. The determination of the amount of such net increase attributable to the CRG-Fiesta Entities shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net increase in Taxes, over (b) the net increase in Taxes if such net increase were recalculated excluding the CRG-Fiesta Entities. Available losses, deductions, allowances or credits of all Parties shall be taken into account for purposes of determining the amounts in clauses (a) and (b) above.

(ii) In the case of a subsequent increase in Taxes due and payable with respect to a Tax Return for a Pre-Distribution Period for which CRG is the Responsible Party or is or would be the Controlling Party as a result of an amendment, Audit or Final Determination of said Tax Return, as applicable, the CRG Allocable Portion of the net increase in Taxes shall be the remainder of the total amount of such net increase minus the Fiesta Allocable Portion of such increase, if any.

(iii) For the avoidance of doubt, in the case of Taxes payable in a jurisdiction by Fiesta-CRG Entities only because of nexus of CRG-Fiesta Entities in said jurisdiction, CRG’s Allocable Portion with respect to such Taxes shall be the entire amount of such Taxes.

“CRG Board” has the meaning set forth in the recitals to this Agreement.

“CRG-Fiesta Entities” mean each of the CRG Parties that has filed or is required to file, with respect to itself, its predecessor or any of its assets, any Tax Return on a consolidated, combined, unitary, group, or other basis with any Fiesta Party.

“CRG Parties” means CRG and its Subsidiaries (including those formed or acquired after the date hereof), other than the Fiesta Parties.

“CRG Shares” has the meaning set forth in the recitals to this Agreement.

“CRG Tainting Act” has the meaning set forth in Section 5.1(a) of this Agreement.

“Distribution” means the transactions contemplated by the Internal Distribution and the External Distribution.

“Distribution Date” means the date determined by the CRG Board in accordance with the Separation and Distribution Agreement as the date as of which the Distribution will be effected.

“Distribution Taxes” mean any and all Taxes (a) required to be paid by or imposed on a Party or any of its Subsidiaries resulting from, or directly arising in connection with, the failure of the Contribution and Internal Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code (or the failure to qualify under or the application of corresponding provisions of the Laws of other jurisdictions); (b) required to be paid by or imposed on a Party or any of its Subsidiaries resulting from, or directly arising in connection with, the failure of the External Distribution to qualify for tax-free treatment under Section 355(a) of the Code (or the failure to qualify under or the application of corresponding provisions of the Laws of other jurisdictions); (c) required to be paid by or imposed on a Party or any of its Subsidiaries resulting from, or directly arising in connection with, the failure of the stock distributed in the Internal Distribution or External Distribution to constitute “qualified property” for purposes of Sections 355(c)(2), 355(d), 355(e) and Section 361(c) of the Code (or any corresponding provision of the Laws of other jurisdictions); or (d) required to be paid by or imposed on a Party or any of its Subsidiaries resulting from, or directly arising in connection with, the failure of any transaction undertaken in connection with or pursuant to the Plan of Separation to qualify for Tax-Free Status, in whole or in part.

“Distribution Tax-Related Losses” shall mean (a) all Distribution Taxes imposed pursuant to any Final Determination; (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes; and (c) all reasonable costs and expenses and all damages associated with shareholder litigation or controversies and any amount paid by any CRG Party or Fiesta Party in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Internal Distribution, External Distribution, or any other transaction contemplated by the IRS Ruling or any Tax Opinion to have Tax-Free Status.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.

“Distribution Time” means the Distribution Time of the Distribution on the Distribution Date as provided in the Separation and Distribution Agreement

“Employee Matters Agreement” has the meaning given such term in the Separation and Distribution Agreement.

“Estimated Tax Return” has the meaning set forth in Section 2.1(c)(iv).

“External Distribution” has the meaning given such term in the recitals hereto.

“Fiesta” has the meaning set forth in the first paragraph of this Agreement.

“Fiesta Allocable Portion” means the following:

(i) In the case of a net increase in Taxes due and payable with respect to a Tax Return for a Pre-Distribution Period for which CRG is the Responsible Party or is or would be the Controlling Party as a result of an amendment, Audit or Final Determination of said Tax Return, as applicable, the Fiesta Allocable Portion of the net increase in Taxes shall be the portion of said net increase attributable to Fiesta-CRG Entities. The determination of the amount of such net increase attributable to the Fiesta-CRG Entities shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (a) the net increase in Taxes, over (b) the net increase in Taxes if such net increase were recalculated excluding the Fiesta-CRG Entities. Available losses, deductions, allowances or credits of all Parties shall be taken into account for purposes of determining the amounts in clauses (a) and (b) above.

(ii) In the case of a subsequent increase in Taxes due and payable with respect to a Tax Return for a Pre-Distribution Period for which Fiesta is the Responsible Party or is or would be the Controlling Party as a result of an amendment, Audit or Final Determination of said Tax Return, as applicable, the Fiesta Allocable Portion of the net increase in Taxes shall be the remainder of the total amount of such net increase minus the CRG Allocable Portion of such increase, if any.

(iii) For the avoidance of doubt, in the case of Taxes payable in a jurisdiction by CRG-Fiesta Entities only because of nexus of Fiesta-CRG Entities in said jurisdiction, Fiesta’s Allocable Portion with respect to such Taxes shall be the entire amount of such Taxes. Without limiting the foregoing, this clause (iii) applies to Arizona, Florida and Texas state Income Tax Returns for Pre-Distribution Periods and Straddle Periods, and the Fiesta Allocable Portion with respect to said Income Tax Returns is 100% of the Taxes relating thereto.

“Fiesta Business” means all businesses and operations of the Fiesta Parties, including any former businesses owned, in whole or in part, or operated, in whole or in part, by any of the Fiesta Parties.

“Fiesta-CRG Entities” mean each of the Fiesta Parties that has filed or is required to file, with respect to itself, its predecessor or any of its assets, any Tax Return on a consolidated, combined, unitary, group, or other basis with any CRG Party.

“Fiesta Parties” means Fiesta, the Fiesta Subsidiaries, and any other Subsidiary of Fiesta (including those formed or acquired after the date hereof).

“Fiesta Shares” has the meaning set forth in the recitals to this Agreement.

“Fiesta Subsidiaries” means, collectively, Pollo Franchise, Inc., Pollo Operations, Inc., Taco Cabana Inc., and each Subsidiary of any of the foregoing.

“Fiesta Tainting Act” has the meaning set forth in Section 5.1(b).

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a)	a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed;

(b)	a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c)	any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or

(d)	any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Form 10 Registration Statement” means the registration statement on Form 10 filed by Fiesta with the SEC to effect the registration of the Fiesta Shares under the Securities Exchange Act of 1934 (including all amendments or supplements thereto, in each case filed with the SEC prior to the Distribution Date).

“Income Taxes” mean:

(a)	all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b)	any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.

“Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

“Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party.

“Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another.

“Internal Distribution” has the meaning given such term in the recitals hereto.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“IRS Ruling” means the requests submitted to the IRS for all private letter rulings to be obtained by CRG from the IRS in connection with the Plan of Separation, and any supplemental materials submitted to the IRS relating thereto, and the IRS private letter rulings received by CRG with respect to the Plan of Separation, including without limitation the private letter ruling dated February 3, 2012.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

“Non-Acting Party” has the meaning set forth in Section 5.3.

“Non-Controlling Party” means, with respect to an Audit, the Party other than the Controlling Party.

“Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.

“Non-Responsible Party” means, with respect to a Tax Return, the Party other than the Responsible Party.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, entity, association, joint-stock company, trust, unincorporated organization or governmental authority.

“Plan of Separation” has the meaning set forth in the recitals to this Agreement.

“Post-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Post-Distribution Tax Period.

“Post-Distribution Ruling” has the meaning set forth in Section 5.3.

“Post-Distribution Tax Period” means a Tax year beginning and ending after the Distribution Date.

“Pre-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Pre-Distribution Tax Period.

“Pre-Distribution Tax Period” means a Tax year beginning and ending on or before the Distribution Date.

“Pre-Distribution Tax Returns” means, collectively, Tax Returns required to be filed by a Party for a Pre-Distribution Tax Period.

“Pre-Distribution Tax Audit” means any Audit of any Tax Return filed, or allegedly required to be filed, for any Pre-Distribution Tax Period or Straddle Tax Period.

“Prime Rate” means the rate that JPMorgan Chase Bank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), as a result of which a Party (or any successor thereto) would merge or consolidate with any other Person, or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any Party (or any successor thereto) or one or more holders of its stock, respectively, any amount of stock of the Party, as the case may be, that would, when combined with any other changes in ownership of the stock of the Party, comprise more than forty-five percent (45%) of (a) the value of all outstanding stock of the Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding stock of the Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Qualified Tax Counsel” means any law firm or accounting firm of national reputation approved by CRG or Fiesta, as appropriate (i.e., approved by the Party not engaging such Qualified Tax Counsel), which approval shall not be unreasonably withheld.

“Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on the receipt of the refund.

“Responsible Party” is the Party designated as the Responsible Party with respect to a Tax Return as provided in Section 2.1(a) or Section 2.2

“Restricted Period” means the period beginning at the Distribution Time and ending on the two-year anniversary of the day after the Distribution Date.

“SEC” means the United States Securities and Exchange Commission.

“Separation and Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Straddle Tax Period.

“Straddle Period Tax Returns” mean, collectively, all Tax Returns required to be filed by a Party or any of its Subsidiaries for a Straddle Tax Period.

“Straddle Tax Period” means a Tax year or period beginning before the Distribution Date and ending after the Distribution Date.

“Subsidiary” means, when used with reference to any Person, any corporation or other entity or organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other entity or organization is directly or indirectly owned or Controlled by such Person; provided, however, that no corporation or other organization that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that Person. After the Distribution, CRG and Fiesta shall not be deemed to be under common Control for purposes hereof due solely to the fact that CRG and Fiesta have common stockholders.

“Tainting Act” has the meaning set forth in Section 5.2.

“Tax” or “Taxes” whether used in the form of a noun or adjective, means taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use, unclaimed property or other taxes, levies, imposts, duties, charges, or withholdings of any nature. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

“Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.

“Tax Benefit” means the reduction in Taxes resulting from the payment by a Party (or its Subsidiaries) of amounts that are indemnified by the other Party under this Agreement or the Separation and Distribution Agreement.

“Tax-Free Status” means the qualification of the Distribution or any other transaction contemplated by the IRS Ruling or any Tax Opinion as a transaction in which gain or loss is not recognized, in whole or in part, and no amount is included in income, including by reason of Distribution Taxes, for U.S. federal, state, and local income tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 of the Code).

“Tax Opinions” mean certain Tax opinions and supporting memoranda issued to CRG or any of its Subsidiaries by their Tax adviser in connection with the Plan of Separation.

“Tax Package” means:

(a)	a pro forma Tax Return relating to the operations of any Fiesta Party that is required to be included in an Income Tax Return that is required to be filed by any CRG Party; and

(b)	all information relating to the operations of the Fiesta Parties that is reasonably necessary to prepare and file such pro forma Tax Return consistent with past practices.

“Tax Representation Letter” means any letter containing certain representations and covenants issued by CRG or any of its Subsidiaries to their Tax adviser in connection with the Tax Opinions.

“Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

“Timing Item” has the meaning set forth in Section 4.1(b) of this Agreement.

“Transaction Agreements” means this Agreement, the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement.

“Transferred Business” has the meaning set forth in the recitals to this Agreement

“Transferred Business Assets” means the assets (other than stock of the Fiesta Subsidiaries) that are used in, or in connection with, the Transferred Business transferred or to be transferred to Fiesta as part of the Plan of Separation.

“Transition Services Agreement” has the meaning given such term in the Separation and Distribution Agreement.

“Treasury Regulations” mean the final and temporary (but not proposed) income tax and administrative regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means an unqualified reasoned “will” opinion of Qualified Tax Counsel, which opinion is reasonably acceptable to CRG or Fiesta, as applicable (i.e., acceptable to the Party not seeking such Unqualified Tax Opinion), and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes, including confirmation in accordance with Circular 230 or otherwise that may be provided for purposes of avoiding any applicable penalties or additions to Tax for purposes of this definition. For purposes hereof, an opinion is “reasoned” if it describes the reasons for the conclusions, including the facts and analysis supporting the conclusions.

“U.S.” means the United States.

SECTION 1.2 Interpretation.

(a) For purposes of this Agreement:

(i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;”

(ii) the word “or” is not exclusive;

(iii) the words “herein,” “hereunder,” “hereof,” “hereby,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof; and

(iv) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

(b) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;

(iv) reference to any gender includes the other gender;

(v) reference to any Article, Section, means such Article or Section of this Agreement, as the case may be;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(vii) reference to any Law means such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(viii) accounting terms used herein shall have the meanings ascribed to them by CRG and its Subsidiaries, including Fiesta, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(ix) if there is any conflict between the provisions of this Agreement and the Separation and Distribution Agreement or any of the other Transaction Agreements, the provisions of this Agreement shall control with respect to all matters related to Taxes or Tax Returns of the CRG Parties or the Fiesta Parties unless explicitly stated otherwise herein or therein;

(x) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xi) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(c) The titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement, and this Agreement and the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

SECTION 2.1 Responsibility of Parties to Prepare and File Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns.

(a) General. (i) To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, the Parties that are responsible for preparing or causing to be prepared all Pre-Distribution Income Tax Returns and Straddle Period Income Tax Returns (each, a “Responsible Party”) as follows: (1) in the case of U.S. federal Income Tax Returns and state combined/consolidated/unitary Income Tax Returns that include both CRG Parties and Fiesta Parties, the Responsible Party is CRG; and (2) in the case of separate state Income Tax Returns the Responsible Party is the Party required to file such Income Tax Return pursuant to applicable Law.

(ii) Unless otherwise provided in this Agreement, the Responsible Party is responsible for the costs and expenses associated with such preparation. The Party responsible, or whose Affiliate is responsible, for filing a Pre-Distribution Tax Return or Straddle Period Tax Return under applicable Law shall timely file or cause to be timely filed such Tax Returns with the applicable Taxing Authority. Pre-Distribution Tax Returns and Straddle Period Tax Returns shall be prepared and filed in a manner (1) consistent with the past practice of the Parties and their Subsidiaries unless otherwise modified by a Final Determination or required by applicable Law; and (2) consistent with (and the Parties and their Subsidiaries shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions. No Parties shall take any actions inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date.

(b) Tax Package. To the extent not previously provided, the Non-Responsible Party shall (at its own cost and expense), to the extent that a Pre-Distribution Tax Return or Straddle Period Tax Return includes items of the Non-Responsible Party or its Subsidiaries, prepare and provide or cause to be prepared and provided to the Responsible Party a Tax Package relating to the applicable Tax Return. Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Subsidiaries. In the event a Party does not fulfill its obligations pursuant to this Section 2.1(b), the Responsible Party shall be entitled, at the sole cost and expense of the first Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Tax Return.

(c) Procedures Relating to the Review and Filing of Pre-Distribution Tax Returns and Straddle Period Tax Returns.

(i) In the case of Pre-Distribution Tax Returns and Straddle Period Tax Returns, to the extent not previously filed, no later than 30 days prior to the Due Date of each such Tax Return, the Responsible Party shall make available or cause to be made available drafts of such Tax Returns (together with all related work papers) to the Non-Responsible Party. The Non-Responsible Party shall have access to any and all data and information necessary for the preparation of all such Pre-Distribution Tax Returns and Straddle Period Tax Returns and the Parties shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than 15 days after receipt of such Pre-Distribution Tax Returns and Straddle Period Tax Returns, the Non-Responsible Party shall have a right to object to such Pre-Distribution Tax Return or Straddle Period Tax Return (or items with respect thereto) by written notice to the Responsible Party; such written notice shall contain such disputed item (or items) and the basis for its objection.

(ii) With respect to a Pre-Distribution Tax Return or Straddle Period Tax Return submitted by the Responsible Party to the Non-Responsible Party pursuant to Section 2.1(c)(i), if the Non-Responsible Party does not object by proper written notice described in Section 2.1(c)(i), such Pre-Distribution Tax Return or Straddle Period Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.1(c)(ii). If a Party does object by proper written notice described in Section 2.1(c)(i), the Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Parties have not resolved the disputed item or items by the day 5 days prior to the Due Date of such Pre-Distribution Tax Return or Straddle Period Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.1 (revised to reflect all initially disputed items that the Parties have agreed upon prior to such date).

(iii) In the event that a Pre-Distribution Tax Return or Straddle Period Tax Return is filed that includes any disputed item for which proper notice was given pursuant to this Section 2.1(c) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 12.2. In the event that the resolution of such disputed item (or items) in accordance with Section 12.2 with respect to a Pre-Distribution Tax Return or a Straddle Period Tax Return is inconsistent with such Pre-Distribution Tax Return or Straddle Period Tax Return as filed, the Responsible Party (with cooperation from the Non-Responsible Party) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Pre-Distribution Tax Return or Straddle Period Tax Return is adjusted as a result of a resolution pursuant to Section 12.2, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Article III in a manner that reflects such resolution.

(iv) Notwithstanding anything to the contrary in this Section 2.1, in the case of any Tax Return for estimated Taxes (“Estimated Tax Return”) for a Pre-Distribution Tax Period, to the extent not previously filed, as soon as practicable prior to the Due Date of each such Estimated Tax Return, the Responsible Party shall make available or cause to be made available drafts of such Estimated Tax Return (together with all related work papers) to the Non-Responsible Party. The Non-Responsible Party shall have access to any and all data and information necessary for the preparation of such Estimated Tax Returns and the Parties shall cooperate fully in the preparation and review of such Estimated Tax Returns in a manner consistent with past practice. Subject to the preceding sentence, a Non-Responsible Party shall have a right to object by written notice to the Responsible Party (and such written notice shall contain such disputed item (or items) and the basis for the objection) and the principles of Section 2.1(c)(ii) shall apply to such Estimated Tax Return.

(v) For the avoidance of doubt, Section 2.1(c) shall only apply to Pre-Distribution Tax Returns and Straddle Period Tax Returns which could reasonably result in the Non-Responsible Party becoming responsible for a payment of Taxes pursuant to Article III or a payment to the Responsible Party pursuant to Section 9.3.

SECTION 2.2 Responsibility of Parties to Prepare and File Post-Distribution Income Tax Returns and Non-Income Tax Returns. The Party or its Subsidiary responsible under applicable Law for filing a Post-Distribution Income Tax Return, Non-Income Tax Return or any other Tax Return not otherwise covered in Section 2.1 shall prepare and timely file or cause to be prepared and timely filed that Tax Return (at that Party’s own cost and expense).

SECTION 2.3 Time of Filing Tax Returns; Manner of Tax Return Preparation. Unless otherwise required by a Taxing Authority pursuant to a Final Determination, the Parties shall prepare and file or cause to be prepared and filed all Tax Returns and take all other actions in a manner consistent with (and shall not take any position inconsistent with) any assumptions, representations, warranties, covenants, and conclusions provided by the Parties (or any of their Subsidiaries) in connection with the Plan of Separation, the IRS Ruling, the Tax Representation Letter and the Tax Opinions.

SECTION 2.4 Coordination with Transition Services Agreement. The provision of services by CRG to Fiesta relating to Tax preparation in connection with the Transition Services Agreement shall not affect Fiesta’s designation under this Agreement as Responsible Party for filing Tax Returns or amendments, or as Controlling Party for audits.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

SECTION 3.1 Previously Filed Returns. All Taxes relating to Tax Returns which have been filed as of the date of this Agreement have been paid, and no amounts are due among the Parties with respect to such Taxes, except as provided for elsewhere in this Agreement with respect to additional amounts which may become payable subsequently as a result of amendments or audits.

SECTION 3.2 Responsibility of CRG for Taxes. Except as otherwise provided in this Agreement, with respect to Tax Returns which have not been filed as of the date of this Agreement, CRG shall be liable for and shall pay or cause to be paid the following Taxes to the applicable Taxing Authorities:

(a) all federal Income Taxes relating to federal Income Tax Returns for Pre-Distribution Tax Periods and any Straddle Tax Period;

(b) all Taxes relating to Tax Returns which CRG is required to file under applicable Law for Pre-Distribution Tax Periods and any Straddle Tax Period which do not include any items of Fiesta Parties (for the avoidance of doubt, CRG is not liable for payment of Taxes relating to Arizona, Florida and Texas state Income Tax Returns for Pre-Distribution Periods and any Straddle Tax Period);

(c) all Taxes relating to Maine, Massachusetts, Michigan and Vermont state Income Tax Returns for Pre-Distribution Tax Periods and any Straddle Tax Period; and

(d) all Taxes relating to Tax Returns for Post-Distribution Tax Periods which CRG is required to file under applicable Law.

SECTION 3.3 Responsibility of Fiesta for Taxes. Except as otherwise provided in this Agreement, with respect to Tax Returns which have not been filed as of the date of this Agreement, Fiesta shall be liable for and shall pay or cause to be paid the following Taxes to the applicable Taxing Authorities:

(a) all Taxes relating to all Tax Returns which Fiesta is required to file under applicable Law for Pre-Distribution Tax Periods and any Straddle Tax Period which do not include any items of CRG Parties (for the avoidance of doubt, Fiesta is not liable for payment of Taxes relating to federal Income Tax Returns for Pre-Distribution Tax Periods and any Straddle Tax Period in which Fiesta is included in the consolidated group of CRG);

(b) all Taxes relating to Arizona, Florida and Texas state Income Tax Returns for Pre-Distribution Tax Periods and any Straddle Tax Period, including without limitation Income Tax Returns in said jurisdictions that CRG is required to file under applicable Law;

(c) all Taxes relating to Tax Returns for Post-Distribution Tax Periods which Fiesta is required to file under applicable Law.

SECTION 3.4 Other Taxes. In the event there are any Taxes relating to Tax Returns which include items of both CRG Parties and Fiesta Parties and the liability for Taxes thereunder is not otherwise allocated among the Parties under this Article III, such Taxes shall be treated in the same manner as a net increase in Taxes for a Pre-Distribution Period and the liability of each Party for such Taxes shall be equal to the Party’s Allocable Portion of said Taxes. Such Taxes shall be paid by the Parties to the applicable Taxing Authority on a timely basis.

SECTION 3.5 Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes.

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

SECTION 4.1 Refunds.

(a) Each Party (and its Subsidiaries) (the “Claiming Party”) shall be entitled to Refunds that relate to Taxes for which it (or its Subsidiaries) is liable for hereunder.

(b) Any Refund or portion thereof to which a Claiming Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by the other

Party (or its Subsidiaries) shall be paid by such other Party to the Claiming Party in immediately available funds in accordance with Article VIII. To the extent a Party (or its Subsidiaries) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to the Claiming Party pursuant to this Section 4.1, such Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

SECTION 4.2 Carrybacks. Each of the Parties shall be permitted (but not required) to carryback (or to cause its Subsidiaries to carryback) a Tax Attribute realized in a Post-Distribution Tax Period or a Straddle Tax Period to a Pre-Distribution Tax Period or a Straddle Tax Period only if such carryback cannot reasonably result in the other Party (or its Subsidiaries) being liable for additional Taxes. If a carryback could reasonably result in the other Party (or its Subsidiaries) being liable for additional Taxes, such carryback shall be permitted only if such Party consents to such carryback. Notwithstanding anything to the contrary in this Agreement, any Party that has claimed (or caused one or more of its Subsidiaries to claim) a Tax Attribute carryback shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the carryback claim.

SECTION 4.3 Amended Tax Returns.

(a) Notwithstanding Section 2.1, any CRG Party or Fiesta Party that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period shall be permitted to prepare and file such amended Tax Return at its own cost and expense; provided, however, that such amended Tax Return shall be prepared in a manner (i) consistent with the past practice of the Parties (and their Subsidiaries) unless otherwise modified by a Final Determination or required by applicable Law; and (ii) consistent with (and the Parties and their Subsidiaries shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letter, and the Tax Opinions. Notwithstanding anything to contrary contained herein, if such amended Tax Return could reasonably result in the other Party becoming responsible for a payment of Taxes or a payment to a Party pursuant to Section 9.3, then such amended Tax Return shall be permitted only if the consent of such other Party is obtained. In the event that a Party (or its Subsidiary) is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article IX, the consent of the other Party shall be deemed to have been obtained.

(b) A Party (or its Subsidiary) that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of the other Party.

(c) A Party that is permitted (or whose Subsidiary is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that the other Party consented to the filing of such amended Tax Return giving rise to such liability.

ARTICLE V

DISTRIBUTION TAXES

SECTION 5.1 Liability for Distribution Taxes. In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a) if such Distribution Taxes are attributable to a Tainting Act, as defined in Section 5.2, of, or permitted to occur by, any CRG Party (a “CRG Tainting Act”), then CRG shall be responsible for any Distribution Tax-Related Losses;

(b) if such Distribution Taxes are attributable to a Tainting Act, as defined in Section 5.2, of, or permitted to occur by, any Fiesta Party (a “Fiesta Tainting Act”), then Fiesta shall be responsible for any Distribution Tax-Related Losses;

(c) if such Distribution Taxes are attributable to both a CRG Tainting Act and a Fiesta Tainting Act, then (i) CRG shall be responsible for any Distribution Tax-Related Losses if the CRG Tainting Act occurs prior to the Fiesta Tainting Act and (ii) Fiesta shall be responsible for any Distribution Tax-Related Losses if the Fiesta Tainting Act occurs prior to the CRG Tainting Act; and

(d) if such Distribution Taxes are not attributable to a CRG Tainting Act or a Fiesta Tainting Act, then CRG shall be responsible for fifty percent (50%) of any Distribution Tax-Related Losses and Fiesta shall be responsible for fifty percent (50%) of any Distribution Tax-Related Losses.

(e) Notwithstanding any other provision of this Agreement, if Taxes are incurred in connection with the Distribution with respect to the gain contemplated by ruling (2) on page 15 of the IRS private letter ruling issued to CRG on February 3, 2012 (relating to gain recognized in the amount by which the Controlled Distribution referred to therein exceeds the adjusted bases of contributed assets referred to therein), then CRG shall be responsible for fifty percent (50%) of such Taxes and Fiesta shall be responsible for fifty percent (50%) of such Taxes.

SECTION 5.2 Definition of Tainting Act. For purposes of this Agreement, a Tainting Act is:

(a) any act, or failure or omission to act, by a CRG Party or a Fiesta Party following the Distribution that results in any Distribution Taxes being imposed on any CRG Party pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, or (ii) occurs during or after the Restricted Period; or

(b) the direct or indirect acquisition of all or a portion of the stock of any Party (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person including pursuant to an issuance of stock by any Party.

SECTION 5.3 Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period. During the Restricted Period, neither CRG nor Fiesta shall:

(a) enter into, or permit to be entered into on its behalf, any agreement, understanding, arrangement, or substantial negotiations (within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) regarding a Proposed Acquisition Transaction;

(b) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to CRG or Fiesta;

(c) merge or consolidate with any other Person or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any of the Active Business Entities;

(d) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;

(e) approve or allow the sale, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the Active Business Entities;

(f) sell or otherwise dispose of assets in manner which would adversely affect Tax-Free Status;

(g) purchase, directly or through any Affiliate, any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);

(h) take any action or fail to take any action, or permit any other CRG Party or Fiesta Party to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the IRS Ruling or in any Tax Representation Letter, or that is inconsistent with any ruling or opinion in the IRS Ruling or any Tax Opinion; or

(i) take any action or permit any other CRG Party or Fiesta Party to take any action (including any transactions with a third-party or any transaction with any Fiesta Party) that, individually or in the aggregate (taking into account other transactions described in this Section 5.3) would be reasonably likely to jeopardize Tax-Free Status;

provided, however, that CRG and Fiesta shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (i) if, prior to taking any such actions, the Party taking the action (the “Acting Party”) set forth in the foregoing clauses (a) through (k) shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Taxing Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to the other Party (the “Non-Acting Party”) in its discretion, which discretion shall be reasonably exercised in good faith solely to prevent the imposition on the Non-Acting Party, or responsibility for payment by the Non-Acting Party, of Distribution Taxes or (2) have received an Unqualified Tax Opinion that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to the Non-Acting Party, acting reasonably and in good faith solely to prevent the imposition on the Non-Acting

Party, or responsibility for payment by the Non-Acting Party, of Distribution Taxes. The Acting Party shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to the Non-Acting Party as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (a) through (i). The Non-Acting Party’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. The Acting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse the Non-Acting Party for all reasonable out-of-pocket costs and expenses that the Non-Acting Party may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

SECTION 5.4 IRS Ruling, Tax Representation Letters, and Tax Opinions; Consistency. Each Party represents that the information and representations furnished by it (or its Subsidiaries) in or with respect to the IRS Ruling, the Tax Representation Letters, or the Tax Opinions are accurate and complete as of the Distribution Time. Each Party covenants (1) to use its best efforts, and to cause its Subsidiaries to use their best efforts, to verify that such information and representations are accurate and complete as of the Distribution Time; and (2) if, after the Distribution Time, any CRG Party or Fiesta Party obtains information indicating, or otherwise becomes aware, that any such information or representations is or may be inaccurate or incomplete, to promptly inform the other Party. Except in accordance with Section 5.3, no CRG Party or Fiesta Party shall take any action or fail to take any action, or permit any other CRG Party or Fiesta Party to take any action or fail to take any action, that is or is reasonably likely to be inconsistent with the IRS Ruling, the Tax Representation Letters, or the Tax Opinions.

SECTION 5.5 Timing of Payment of Distribution Tax-Related Losses. All amounts required to be paid by one Party to the other Party pursuant to this Article V shall be paid or caused to be paid by one Party to the other Party in accordance with Article VIII.

ARTICLE VI

EMPLOYEE BENEFIT MATTERS

SECTION 6.1 Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a) Entitlement to Deduction. For all Post-Distribution Tax Periods, solely the Party (or its Subsidiary) that then currently employs the relevant individual or, if such individual is not then currently employed by a Party (or its Subsidiary), the Party (or its Subsidiary) that most recently employed such individual, at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation shall be entitled to claim any Income Tax deduction arising after the Distribution Date in respect of such equity awards and other incentive compensation on its respective Tax Return.

(b) Withholding and Reporting. The Party (or its Subsidiary) that claims the deduction described in Section 6.1(a) shall be responsible for all applicable Taxes (including withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations in respect of the equity awards and other incentive compensation that gives rise to the deduction. The Parties shall cooperate (and shall cause their Subsidiaries to cooperate) so as to permit the Party (or Subsidiary thereof) claiming such deduction described in Section 6.1(a) to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of the Party claiming the deduction (or its Subsidiary) as the withholding and reporting agent if that Party (or any of its Subsidiaries) is not otherwise required or permitted to withhold and report under applicable Law.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Indemnification Obligations of CRG. CRG shall indemnify each of the Fiesta Parties and hold them harmless from and against:

(a) all Taxes and other amounts for which CRG is responsible or liable under this Agreement; and

(b) all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of CRG under this Agreement.

SECTION 7.2 Indemnification Obligations of Fiesta. Fiesta shall indemnify each of the CRG Parties and hold them harmless from and against:

(a) all Taxes and other amounts for which Fiesta is responsible or liable under this Agreement; and

(b) all Taxes and reasonable out-of-pocket costs for advisors and other expenses attributable to a breach of any representation, covenant or obligation of Fiesta under this Agreement.

SECTION 7.3 No Indemnities for Tax Attributes. For the avoidance of doubt, no indemnities or payments are triggered, due or payable under this Agreement as a result of the use, absorption, reduction or any other adjustment of the Tax Attributes of a Party. Accordingly, if a Tax would be payable to the IRS or other taxing authority but for the use of Tax Attributes of a Party, no amounts are payable under this Agreement by a Party to the Party whose Tax Attributes are so used on account of the use of said Tax Attributes.

ARTICLE VIII

PAYMENTS

SECTION 8.1 Payments

(a) General. Unless otherwise provided in this Agreement, in the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this

Agreement, the Indemnified Party shall deliver written notice to the Indemnifying Party in accordance with Section 12.11, and the Indemnifying Party shall be required to make payment to the Indemnified Party within 10 Business Days after notice of such payment obligation is delivered to the Indemnifying Party.

(b) Procedural Matters. The written notice delivered to the Indemnifying Party in accordance with Section 12.11 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill or invoice related to Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to the other Party pursuant to this Section 8.1 shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in Section 8.1(a), such Indemnifying Party shall be considered to be in breach of its covenants and obligations established in this Section 8.1 and the Indemnifying Party shall pay to the Indemnified Party (i) interest that accrues (at a rate equal to the Prime Rate) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; and (ii) any costs or expenses (other than consequential damages) incurred by the Indemnified Party to secure such payment or to satisfy the Indemnifying Party’s portion of the obligation giving rise to the indemnification payment.

(c) Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 8.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under Section 8.1 of this Agreement that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.

SECTION 8.2 Treatment of Payments under this Agreement and the Separation and Distribution Agreement. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, any payments made by a Party under this Agreement or the Separation and Distribution Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of assumed or retained liabilities, as appropriate.

SECTION 8.3 Tax Gross Up. If, notwithstanding the manner in which payments were reported, there is an Income Tax incurred by a Party as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of Income Taxes payable with respect to the receipt thereof (but taking into account all Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment that the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

SECTION 8.4 Interest or Expenses. Anything herein to the contrary notwithstanding, to the extent the Indemnifying Party makes a payment of interest or other expense reimbursement to the Indemnified Party under this Agreement or the Separation and Distribution Agreement, the

interest payment shall be treated as an expense under Section 162 or Section 163 of the Code, as applicable, to the Indemnifying Party (deductible to the extent provided by Law) and as income by the Indemnified Party (includible in income to the extent provided by Law). The amount of the payment of interest or other expense reimbursement shall not be adjusted under Section 8.3 to take into account any associated Tax Benefit to the Indemnifying Party or Tax detriment to the Indemnified Party.

SECTION 8.5 Payments Net of Tax Benefits. If not otherwise provided in this Agreement, the amounts payable under this Agreement or the Separation and Distribution Agreement by one Party to another Party shall be reduced by the amount of any Tax Benefit obtained by the Party receiving such payment.

ARTICLE IX

AUDITS

SECTION 9.1 Notice. Within 10 Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Party of such receipt and send such notice to the other Party in accordance with Section 12.11. The failure of one Party to notify the other Party of an Audit shall not relieve such other Party of any liability or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

SECTION 9.2 Audit Administration.

(a) Administering Party. Subject to Sections 9.2(b) and 9.2(c):

(i) CRG and its Subsidiaries shall administer and control all Pre-Distribution U.S. Income Tax Audits.

(ii) Audits other than Pre-Distribution U.S. Income Tax Audits shall be administered and controlled by the Party or Subsidiary thereof that is primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits.

(b) Administration and Control. The Controlling Party shall have sole responsibility for administration and control (including settlement authority) over said Audit; provided, that the Non-Controlling Party shall have the right to participate in such Audit pursuant to Section 9.2(c) and as otherwise contemplated by this Section 9.2(b), but only to the extent that such Audit relates to Taxes for which such other Party would be liable under Section 9.3(a)(ii) In the case of an issue in which a Party has the right to participate pursuant to the preceding sentence, the other Party shall not accept or enter into a settlement without the consent of the first Party (which shall not be unreasonably withheld).

(c) Participation Rights; Information Sharing.

(i) The Parties shall arrange for a meeting or conference call to be held on a regular basis in order to facilitate regular communication on the status of any Pre-Distribution Tax Audit that could affect the Non-Controlling Party. The Parties may determine from time to time to have separate special meetings to discuss significant issues relating to the Audit.

(ii) Upon the reasonable request of a Party, each Party and its respective Subsidiaries shall make available relevant personnel to meet with representatives of the other Party, including its independent auditor, in order to review the status of any Pre-Distribution Tax.

(iii) Each Party shall have access to any written documentation in the possession of the other Party that pertains to any Pre-Distribution Tax Audit or any Audit (including any written summaries of issues that any Party has developed in the context of evaluating financial reporting matters) and each Party shall make such documentation available to the other Party in the offices of CRG. Such access shall be provided at such times and in such manner as the Parties agree, but no less frequently than monthly. Copies of the documentation will be made available to the other Party at the sole cost and expense of the requesting Party.

(iv) With respect to any Audit over which a Non-Controlling Party has a consent right under Section 9.2(b) above, the Non-Controlling Party’s participation rights shall include, but not be limited to, the right to attend all conferences and participate in all conversations with the Taxing Authority. The Controlling Party shall provide on a timely basis to the Non-Controlling Party copies of all documents, including but not limited to all correspondence with the Taxing Authority. In addition, the Controlling Party shall provide said Non-Controlling Party all submissions to the Taxing Authority at least 2 Business Days in advance of submitting to the Taxing Authority to allow said Non-Controlling Party the opportunity to review and comment on the proposed submission.

(d) Costs and Expenses. The Parties shall use reasonable best efforts to separate issues which arise in any Audit and assign them to either CRG or Fiesta. Such issues shall be assigned to the Party to which the item on the applicable Tax Return relates. To the extent a Party is responsible for Taxes incurred with respect to such issue pursuant to this Agreement, responsibility for costs and expenses incurred in connection with the issue shall be assigned to such Party. Each Party (or its Subsidiaries) shall be responsible for the out-of pocket costs and expenses incurred in connection with the issues assigned to it, even if the other Party is the Controlling Party. If an issue in any Audit arises which is assignable to both Parties under the foregoing principles, each Party shall be responsible for the out-of-pocket costs and expenses incurred in connection with said issue in the proportion which the amount of the item assignable to said Party bears to the total amount of such items for all Parties, or in such other reasonable proportion to which the Parties may agree. To the extent a Party incurs out-of-pocket costs and expenses for which the other Party is responsible, the responsible Party shall reimburse the first Party promptly upon written demand for reimbursement by the first Party. Any such demand shall include an accounting of costs and expenses with reasonable supporting details. Out-of-pocket costs and expenses allocable among the Parties hereunder include without limitation all costs and expenses of calculating Taxes and other amounts payable and any reporting obligations that arise out of an Audit, such as the reporting of any Audit adjustments to the various U.S. states.

SECTION 9.3 Payment of Audit Amounts.

(a) Payment of Allocable Portions. In connection with any Final Determination, each Party shall pay or cause to be paid to the applicable Taxing Authority its Allocable Portion of the additional Taxes due and payable as a result of such Final Determination.

(b) Adjustments to Refunds. Notwithstanding Section 9.3(a) or 9.2(a), if a Final Determination with respect to an Audit includes an adjustment to a Refund previously received by a Party (or its Subsidiary) in accordance with Section 4.1, such Party shall pay any Taxes that become due and payable as a result of such adjustment.

(c) Payment Procedures.

(i) Preliminary Determination. In connection with any Final Determination with respect to an Audit that results in an amount to be paid pursuant to Section 9.3(a), the Controlling Party shall, within 30 Business Days following a final resolution of such Audit, submit in writing to the Non-Controlling Party a preliminary determination (calculated and explained in detail reasonably sufficient to enable the Non-Controlling Party to fully understand the basis for such determination and to permit the Non-Controlling Party to satisfy its financial reporting requirements) of the portion of such amount to be paid by each of the Parties pursuant to Section 9.3(a), as applicable.

(ii) Access to Data. the Controlling Party shall have access to all data and information necessary to calculate such amounts and the Non-Controlling Party shall cooperate fully in the determination of such amounts.

(iii) Objection Rights. Within 20 Business Days following the receipt by the Non-Controlling Party of the information described in Section 9.3(c)(i), the Non-Controlling Party shall have the right to object only to the calculation of the amount of the payment (but not the basis for the payment) by written notice to the Controlling Party; such written notice shall contain such disputed item or items and the basis for the objection. If the Non-Controlling Party does not object by proper written notice to the Controlling Party within such 20 day period, the calculation of the amounts due and owing from the Non-Controlling Party shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of Section 9.3(c). If the Non-Controlling Party objects by proper written notice to the Controlling Party within such time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable, and if any such dispute is not resolved within 30 days, such dispute shall be deemed not to have been resolved pursuant to Section 12.2(a) and shall be resolved in accordance with Section 12.2(b). Notwithstanding any pending dispute with respect to the Non-Controlling Party’s Allocable Portion, the Controlling Party is responsible for paying to the applicable Taxing Authority under applicable Law amounts owed pursuant to a Final Determination and shall make such payments to such Taxing Authority prior to the due date for such payments. the Non-Controlling Party shall reimburse the Controlling Party in accordance with Article VIII for the portion of such payments for which the Non-Controlling Party is liable (including interest thereon determined pursuant to Section 8.1(b) commencing from the date the Controlling Party made the payment described in the preceding sentence), if any, pursuant to this Section 9.3.

ARTICLE X

COOPERATION AND EXCHANGE OF INFORMATION

SECTION 10.1 Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests from the other Party, or from an agent, representative, or advisor to the other Party, in connection with the preparation and filing of Tax Returns, claims for Refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or any Subsidiary thereof, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of either Party or Subsidiary thereof. Such cooperation shall include:

(a) the retention until the expiration of the applicable statute of limitations or, if later, until the expiration of all relevant Tax Attributes (in each case taking into account all waivers and extensions), and the provision upon request, of copies of Tax Returns of the Parties and their respective Subsidiaries for periods up to and including the Distribution Date, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document that may be necessary or reasonably helpful in connection with any Audit of either of the Parties or their respective Subsidiaries, or the filing of a Tax Return or Refund claim of the Parties or any of their respective Subsidiaries (including the signature of an officer of a Party or any Subsidiary thereof);

(c) at the other Party’s sole cost and expense, the use of the Party’s reasonable best efforts to obtain any documentation and provide additional facts, insights or views as requested by the other Party that may be necessary or reasonably helpful in connection with any of the foregoing (including any information contained in Tax or other financial information databases); and

(d) at the other Party’s sole cost and expense, the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information that may be necessary or helpful in connection with any Tax Returns of any of the other Party or any Subsidiary thereof.

Each Party shall make its and its Subsidiaries’ employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Except as explicitly provided in this Agreement or in the Transition Services Agreement, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 10.1.

SECTION 10.2 Retention of Records. Subject to Section 10.1, if either of the Parties or their respective Subsidiaries intends to dispose of any documentation (including documentation that is being retained pursuant to IRS guidelines) relating to the Taxes of the Parties or their respective Subsidiaries for which the other Party may be responsible pursuant to the terms of this Agreement (including Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Party describing the documentation to be destroyed or disposed of 60 days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding 60 day period.

SECTION 10.3 Confidentiality. For the avoidance of doubt, to the extent applicable, the obligations imposed pursuant to the Separation and Distribution Agreement with respect to confidentiality shall apply with respect to any information relating to Tax matters.

ARTICLE XI

ALLOCATION OF TAX ATTRIBUTES AND OTHER TAX MATTERS

SECTION 11.1 Allocation of Tax Attributes. To the maximum extent permitted by applicable law, all employment-related credits generated in Pre-Closing Tax Periods and Straddle Periods (including work opportunity tax credits and credits under the Hiring Incentives to Restore Employment (HIRE) Act shall be allocated to Carrols, and all foreign tax credits generated in Pre-Closing Tax Periods and Straddle Periods shall be allocated to Fiesta. Other Tax Attributes that relate to the activities of a Party shall be allocated to said Party. With respect to other Tax Attributes that do not relate to the activities of a Party, said Tax Attributes shall be allocated in a manner that is (a) reasonably consistent with the past practices of the Parties; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) consistent with the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (d) reasonably determined to minimize the aggregate cash Tax liability of the Parties for all Pre-Distribution Tax Periods and the portion of all Straddle Tax Periods ending on the Distribution Date. Each Party agrees to provide the other Party with all of the information supporting the Tax Attribute determinations made by that Party pursuant to this Section 11.1.

SECTION 11.2 Third Party Tax Indemnities and Benefits.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent that pursuant to any agreement to which any Fiesta Party is a party, any Fiesta Party has the right to indemnification by any Person (other than any Fiesta Party or CRG Party) with respect to Taxes that arise or are attributable to a period (or portion thereof) ending on or prior to the Distribution Date, Fiesta shall be responsible for such Taxes and shall be entitled to receive all Tax indemnities related thereto.

(b) Notwithstanding anything to the contrary in this Agreement, to the extent that pursuant to any agreement to which any CRG Party is a party, any CRG Party has the right to indemnification by any Person (other than any Fiesta Party or CRG Party) with respect to Taxes that arise or are attributable to a period (or portion thereof) ending on or prior to the Distribution Date, CRG shall be responsible for such Taxes and shall be entitled to receive all Tax indemnities related thereto.

SECTION 11.3 Allocation of Tax Items. All determinations (whether for purposes of preparing Tax Returns or for purposes of determining a Party’s responsibility for Taxes under this Agreement) regarding the allocation of Tax items between the portion of a Straddle Tax Period that ends on the Distribution Date and the portion of such Straddle Tax Period that begins the day after the Distribution Date shall be made pursuant to the principles of Treasury

Regulations Section 1.1502-76(b) or of a corresponding provision under the Laws of the applicable taxing jurisdiction; provided, however, that Tax items may be ratably allocated to the extent provided by and pursuant to the principles of Treasury Regulations Section 1.1502-76(b)(2)(ii). Any such allocation of Tax items shall initially be determined by CRG. To the extent that Fiesta disagrees with such determination, the dispute shall be resolved pursuant to the provisions of Section 12.2.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Entire Agreement; Exclusivity. This Agreement, the Separation and Distribution Agreement, the Transition Services Agreement and the Employee Matters Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings between any of the CRG Parties, on the one hand, and any of the Fiesta Parties, on the other hand, with respect to all matters related to Taxes or Tax Returns of the CRG Parties or the Fiesta Parties. Except as specifically set forth in the Separation and Distribution Agreement or any other Transaction Agreement, all matters related to Taxes or Tax Returns of any of the CRG Parties or the Fiesta Parties shall be governed exclusively by this Agreement.

SECTION 12.2 Dispute Resolution. The resolution of any disputes, controversies or claims in connection with this Agreement or matters covered hereunder shall be governed by Article V of the Separation and Distribution Agreement, and all provisions contained in said Article V are applicable to this Agreement.

SECTION 12.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

SECTION 12.5 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

SECTION 12.6 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 12.7 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

SECTION 12.8 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement binding on the Parties.

SECTION 12.9 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto.

SECTION 12.10 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

SECTION 12.11 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), to the party at the address of its principal executive office as set forth below or to such other address or facsimile number for a party as it shall have specified by like notice:

If to CRG or Carrols:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Attention: Chief Executive Officer

Telephone: (315) 424-0513

Facsimile: (315) 475-9616

email: daccordino@carrols.com

with a copy to:

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Attention: General Counsel

Telephone: (315) 424-0513

Facsimile: (315) 475-9616

email: wmyers@carrols.com

If to Fiesta Restaurant Group:

Fiesta Restaurant Group, Inc.

7300 North Kendall Drive, 8th Floor

Miami, Florida 33156

Attention: Chief Executive Officer

Telephone: (305) 670-7696

Facsimile: (305) 670-6403

email: ttaft@pollotropical.com

with a copy to:

Fiesta Restaurant Group, Inc.

7300 North Kendall Drive, 8th Floor

Miami, Florida 33156

Attention: General Counsel

Telephone: (305) 670-7696

Facsimile: (305) 670-6403

email: jzirkman@frgi.com

SECTION 12.12 Performance Guarantees; Specific Performance.

(a) Each of the Parties and their Subsidiaries are bound by and subject to this Agreement. CRG will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any CRG Party. Fiesta will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Fiesta Party.

(b) The Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages are an inadequate remedy for breach of this Agreement. Accordingly, notwithstanding any other provision of this Agreement, the Parties shall be entitled, without posting of a bond, to an injunction or injunctions to restrain, enjoin or prevent breaches of this Agreement or to enforce specifically the performance of the terms and provision hereof in addition to any other remedy to which they are entitled at law or in equity. Without limiting the foregoing, the Parties agree that any such injunction may be sought in the state or federal courts located in New York, New York.

SECTION 12.13 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 12.14 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of the CRG Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no Party shall have any liability to any Person by reason of this Agreement.

SECTION 12.15 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Fiesta or CRG, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Fiesta or CRG, as applicable, under this Agreement and, to the fullest extent legally permissible, each of Fiesta and CRG, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such individual otherwise might have pursuant to applicable Law.

SECTION 12.16 Survival. Except as otherwise expressly provided herein, all covenants, conditions and agreements of the Parties contained in this Agreement shall remain in full force and effect and shall survive the Distribution Date.

SECTION 12.17 No Circumvention. Each Party agrees not to directly or indirectly take any actions, act in concert with any Person who takes any action, or cause or allow any of its Subsidiaries to take any actions (including the failure to take any reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

SECTION 12.18 Changes in Law. If, due to any change in applicable Law or regulations or their interpretation by any governmental authority having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

SECTION 12.19 Authority. Each of the Parties represents to the other Party that (a) it has the corporate power or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement on or prior to the Distribution Date, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and general equity principles.

SECTION 12.20 Tax Allocation Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any of the CRG Parties, on the one hand, and any of the Fiesta Parties, on the other hand (other than this Agreement or in any other Transaction Agreement), shall automatically terminate as of the Distribution Date and, after the Distribution Date, no Party to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

SECTION 12.21 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

SECTION 12.22 Time. Time is of the essence with respect to this Agreement.

SECTION 12.23 Construction. This Agreement shall be construed as if jointly drafted by Fiesta, CRG and Carrols and no rule of construction or strict interpretation shall be applied against either party. The parties represent that this Agreement is entered into with full consideration of any and all rights which the parties may have. The parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The parties have received independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The parties are not relying upon any representations or statements made by any other party, or such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly incorporated in this Agreement. The parties are not relying upon a legal duty, if one exists, on the part of any other party (or such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party shall ever assert any failure to disclose information on the part of the other party as a ground for challenging this Agreement.

SECTION 12.24 Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule, but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or a Section of, or a Schedule to, this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

SECTION 12.25 Carrols LLC. Carrols LLC, a Delaware limited liability company and a wholly-owned subsidiary of Carrols, shall be a Party to this Agreement with respect to any obligation of a CRG Party for reimbursement, indemnification and payment owed, accrued or required to be paid or reimbursed to a Fiesta Party pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first written above.

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Paul Flanders
Name:	Paul Flanders
Title:	Vice President and Chief Financial Officer

CARROLS CORPORATION

By:	/s/ Paul Flanders
Name:	Paul Flanders
Title:	Vice President and Chief Financial Officer

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Joseph Zirkman
Name:	Joseph Zirkman
Title:	Vice President

Agreed to solely with respect to Section 12.25:

CARROLS LLC

By:	/s/ Paul Flanders
Name:	Paul Flanders
Title:	Vice President and Chief Financial Officer